UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2017

INNSUITES HOSPITALITY TRUST

(Exact Name of Registrant as Specified in Charter)

Ohio	001-07062	34-6647590
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

InnSuites Hotels Centre, 1625 E. Northern Avenue, Suite 105
Phoenix, AZ	85020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (602) 944-1500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 2, 2017, the final transaction provided for in the Purchase and Sale Agreement (“Agreement”) dated May 9, 2017 between Ontario Hospitality Properties LLLP (“Ontario”), a subsidiary of InnSuites Hospitality Trust (the “Trust”) and Minkum Investment Group, LLC or Assignee (“Buyer”) were consummated. Pursuant to the Agreement, the Buyer acquired the Best Western InnSuites Ontario Hotel and Suites property for a cash purchase price of $17.5 million with a basis of approximately $6 million which will result in a recognition of a significant profit after transactional costs. Management anticipates this will increase our equity as part of our NYSE Equity Enhancemnet Plan. Right, title and interest to the Best Western InnSuites Ontario Hotel and Suites hotel property was transferred on June 2, 2017. The Trust has attached as Exhibit 99.1 unaudited pro forma condensed consolidated financial statements to illustrate the pro forma effects of this significant disposition of assets.

The information in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The foregoing description is not intended to be complete and is qualified in its entirety by reference to the full text of the Agreement, which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed on May 12, 2017 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Unaudited pro forma condensed consolidated financial statements of the Trust.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InnSuites Hospitality Trust

By:	/s/ Adam B. Remis
Adam B. Remis
Chief Financial Officer

Date: June 7, 2017

EXHIBIT INDEX

Exhibit No.	Description

99.1	Unaudited pro forma condensed consolidated financial statements of the Trust.